Exhibit 99.1

Elite Pharmaceuticals Launches Generic Methadone Tablets

NORTHVALE, N.J. – November 5, 2018 – Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP), a specialty pharmaceutical company developing abuse-deterrent opioids and niche generic products, today announced the commercial launch of generic methadone hydrochloride 5mg and 10 mg tablets by Glenmark Pharmaceuticals, Inc., USA (“Glenmark”), Elite’s marketing alliance partner.

Methadone is indicated for the management of pain severe enough to require daily, around-the-clock long-term opioid treatment and for which alternative treatment options are inadequate. Methadone can also be used for detoxification treatment of opioid addiction (heroin or other morphine-like drugs) or maintenance treatment of opioid addiction in conjunction with appropriate social and medical services.

Through this alliance, Glenmark will sell and distribute certain of Elite’s generic products, including methadone, for which Elite will receive manufacturing and license fees. There are currently four Elite products that Glenmark will sell and, based on IQVIA (formerly QuintilesIMS Health) data, the annual retail sales for the equivalent brand and generic products were approximately $34 million. The launch of the additional products is expected to follow shortly.

“We are excited to begin our Glenmark Pharmaceuticals alliance with the launch of our newly approved generic methadone,” said Nasrat Hakim, President and CEO of Elite.

About Glenmark Pharmaceuticals Inc., USA

Glenmark Pharmaceuticals Inc., USA is an affiliate of Glenmark Pharmaceuticals Ltd. (GPL), a global innovative pharmaceutical company with operations in more than 50 countries. Glenmark has a diverse pipeline with several compounds in various stages of clinical development, primarily focused in the areas of oncology, respiratory disease and dermatology. Glenmark has improved the lives of millions of patients by offering safe, affordable medications for nearly 40 years. For more information, visit www.glenmarkpharma-us.com.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company which is developing a pipeline of proprietary pharmacological abuse-deterrent opioid products as well as niche generic products. Elite specializes in oral sustained and controlled release drug products which have high barriers to entry. Elite owns generic products which have been licensed to TAGI Pharma, Epic Pharma, and Glenmark Pharmaceuticals, Inc., USA. Elite currently has eleven approved generic products, five generic products filed with the FDA, two approved generic products pending manufacturing site transfer and an NDA filed for SequestOx™. Elite’s pipeline products include abuse-deterrent opioids which utilize the Company’s patented proprietary technology and a once-daily opioid. These products include sustained release oral formulations of opioids for the treatment of chronic pain. These formulations are intended to address two major limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential opioid abuse. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ. Learn more at www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release, readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, Elite’s ability to obtain FDA approval of the transfers of the ANDAs or the timing of such approval process, delays, uncertainties, inability to obtain necessary ingredients and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of SequestOx™ by the FDA, and the actions the FDA require of Elite in order to obtain approval of the NDA. These forward-looking statements are not guarantees of future action or performance. These risks and other factors, including, without limitation, Elite’s ability to obtain sufficient funding under the LPC Agreement or from other sources, the timing or results of pending and future clinical trials, regulatory reviews, and approvals by the Food and Drug Administration and other regulatory authorities and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com